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Bridget A. Macaskill
President and
Chief Executive Officer
                                          OppenheimerFunds, Inc.
                                          Two World Trade Center, 34th Floor
                                          New York, NY 10048-0203
                                          800 525-7048
                                          www.oppenheimerfunds.com

                                          February 14, 2000

Dear Shareholder,

   We have scheduled a shareholder meeting on March 10, 2000 for you to decide upon an important "Proposal" for the Fund. Your ballot card and a detailed statement of the "Proposal" are enclosed with this letter.

   Your Board of Trustees recommends a vote "for" the "Proposal". Regardless of the number of shares you own, it is important that your shares be represented and voted. So we urge you to consider these issues carefully and to make your vote count.

How do you vote?

   No matter how large or small your investment, your vote is important, so please review the proxy statement carefully. To cast your vote, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope today. Remember, it can be expensive for the Fund--and ultimately for you as a shareholder--to remail proxies if not enough responses are received to conduct the meeting.

What is the "Proposal"?

 . New Subadvisory Agreement. OpCap Advisors currently acts as subadviser to the Fund pursuant to a subadvisory agreement with OppenheimerFunds, Inc. Shareholders are being asked to approve a new subadvisory agreement that would become effective, assuming shareholder approval, upon the proposed change of control of OpCap Advisors and its affiliated companies.

   Please read the enclosed proxy statement for complete details on this "Proposal". Of course if you have any questions, please contact your financial advisor or call us at 1-800-525-7048.

   As always, we appreciate your confidence in OppenheimerFunds and thank you for allowing us to manage a portion of your investment assets.

                                          Sincerely,

                                          /s/ Bridget A. Macaskill
                                          Bridget A. Macaskill

Enclosures